PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 10 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                  Dated November 22, 2004
                                                                  Rule 424(b)(3)
                                  $40,000,000
                                Morgan Stanley
                      GLOBAL MEDIUM-TERM NOTES, SERIES F
                            Senior Fixed Rate Notes
                                ---------------
                 0.25% Exchangeable Notes due December 30, 2011
          Exchangeable for Common Stock of Two Oil Industry Companies

Beginning December 22, 2004, you will be able to exchange your notes for a basket of shares of common stock of two oil industry companies, which we refer to as the basket stocks, subject to our right to call all of the notes on or after November 30, 2006. The basket stocks are the common stock of Anadarko Petroleum Corporation and Diamond Offshore Drilling, Inc.

o    The principal amount and issue price of each note is $1,000.

o We will pay interest at the rate of 0.25% per year on the $1,000 principal amount of each note. Interest will be paid semi-annually on each June 30 and December 30, beginning June 30, 2005.

o The basket consists of a number of shares of each basket stock equal to the exchange ratio with respect to the basket stock. The exchange ratio for each basket stock is calculated so that each basket stock represents an equal proportion of the initial basket value based on the initial prices of the basket stocks used to calculate the exchange ratios for the basket stocks. The exchange ratio for each basket stock will remain constant for the term of the notes unless adjusted for certain corporate events relating to, or dividend payments by, the issuer of that basket stock.

o Beginning December 22, 2004, you will have the right to exchange each note for a number of shares of each basket stock equal to its exchange ratio. If you exchange your notes, we will have the right to deliver to you either the actual shares or the cash value of such shares. You will not be entitled to receive any accrued but unpaid interest on the notes upon an exchange.

     o If you exchange your notes, you must exchange at least 25 notes, equivalent to $25,000 in aggregate principal amount, at a time, except that you may exchange any number of notes if you are exchanging all of the notes that you hold.

o We have the right to call all of the notes on or after November 30, 2006. If we call the notes on any day from and including November 30, 2006 to and including the maturity date, we will pay to you the call price of $1,000 per note. However, if the sum of the products of the closing price of each basket stock and its exchange ratio on the trading day immediately prior to the call notice date is greater than the call price, we will instead deliver to you for each note a number of shares of each basket stock equal to its exchange ratio. You will not be entitled to receive any accrued but unpaid interest on the notes if we call the notes.

o If we decide to call the notes, we will give you notice at least 15 but not more than 30 days before the call date specified in the notice. You will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date only if we call the notes for shares of the basket stocks rather than the $1,000 call price in cash.

o If you hold the notes to maturity, we will pay $1,000 per note to you on the maturity date.

o The issuers of the basket stocks are not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes.

o The notes have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The AMEX listing symbol for the notes is "BSK.A."

o    The CUSIP number for the notes is 61746SBD0.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-7.


                      ----------------------------------
                    PRICE 100% AND ACCRUED INTEREST, IF ANY
                      ----------------------------------

                            Price to        Agent's       Proceeds to
                             Public      Commissions(1)     Company
                            --------     --------------   -----------
Per Note ...............     100%             .15%           99.85%
Total ..................  $40,000,000        $60,000       $39,940,000

(1) For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                MORGAN STANLEY

                     (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."


Each note costs $1,000   We, Morgan Stanley, are offering our 0.25%
                         Exchangeable Notes due December 30, 2011, which you may exchange for a basket of shares of common stock of two oil industry companies beginning on December 22, 2004. We refer to the common stock of Anadarko
                         Petroleum Corporation and Diamond Offshore Drilling,
                         Inc. as the basket stocks. The principal amount and issue price of each note is $1,000.

                         The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors-The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes-Use of Proceeds and Hedging."

0.25% interest on the    We will pay interest on the notes, at the rate of
principal amount         0.25% per year on the $1,000 principal amount of each
                         note, semi-annually on each June 30 and December 30, beginning June 30, 2005; provided that accrued but unpaid interest will not be paid upon any exchange or our call of the notes.

You may exchange each    Beginning December 22, 2004, you may exchange each
note for shares of the   note for a number of shares of each basket stock equal
basket stocks            to its exchange ratio, subject to our right to call
                         all of the notes on any day from and including
                         November 30, 2006. The exchange ratio for each basket stock will remain constant for the term of the notes, subject to adjustment for certain corporate events relating to, or dividend payments by, the issuer of that basket stock.


How to exchange your     When you exchange your notes, our affiliate Morgan
notes                    Stanley & Co. Incorporated or its successors, which we
                         refer to as MS & Co., acting as calculation agent, will determine the exact number of shares of each of the basket stocks you will receive based on the principal amount of the notes you exchange and the exchange ratio of each basket stock as it may have been adjusted through the exchange date. Since the notes will be held only in book entry form, you may exercise your exchange right only by acting through your participant at The Depository Trust Company, whose nominee is the registered holder of the notes.

                         To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                         o fill out an Official Notice of Exchange, which is
                           attached as Annex A to this pricing supplement;

                         o deliver your Official Notice of Exchange to us
                           before 11:00 a.m. (New York City time) on that day;
                           and

                         o transfer your book entry interest in the notes to
                           JPMorgan Chase Bank, N.A., (formerly known as JPMorgan Chase Bank), as trustee for our senior notes, on the day we deliver your shares or pay cash to you, as described below.

                         Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of notes, you should consult the participant through which you own your interest for the relevant deadline. If you give us your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

                         You must exchange at least 25 notes (equivalent to $25,000 in aggregate principal amount) at a time, provided that you may exchange any number of notes if you are exchanging all the notes that you hold.

                         You will no longer be able to exchange your notes if we call the notes for the $1,000 call price in cash, as described below. If, however, we call the notes for shares of the basket stocks rather than the $1,000 call price in cash, you will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

We can choose to pay to  At our option, on the third business day after you
you cash or shares if    fulfill all the conditions of your exchange, we will
you elect to exchange    either:
your notes
                         o deliver to you shares of the basket stocks at the
                           exchange ratios as they may have been adjusted through the close of business on the exchange date, or

                         o pay to you the cash value of such shares as
                           determined on the exchange date.

                         We will not pay any accrued but unpaid interest if you elect to exchange your notes.

From November 30, 2006   We may call the notes for settlement on any day from
to the maturity date,    and including November 30, 2006 to and including the
we may call the notes    maturity date, which we refer to as the call date, for
for stock or the         stock or the $1,000 call price. If we call the notes,
$1,000 call price,       you will not receive any accrued but unpaid interest
depending on the price   on the call date.
of the basket stocks
                         On the last trading day before the date of our call notice, the calculation agent will determine the value of the shares of the basket stocks underlying the notes. We refer to that closing value as the basket value.

                         If the basket value is less than the $1,000 call price, then we will pay the call price to you in cash on the call date specified in our notice. If we give notice that we will pay you the $1,000 call price in cash on the call date, you will no longer be able to exercise your exchange right.

                         If, however, the basket value as so determined is equal to or greater than the call price of $1,000, then we will instead deliver on the call date specified in our notice shares of the basket stocks at each basket stock's applicable exchange ratio. If on or after the date of our call notice any basket stock becomes subject to trading restrictions that restrict our or any of our affiliates' abilities to deliver such basket stock without registration, we will deliver the cash value of the shares of such basket stock, determined by the calculation agent on the third scheduled trading day prior to the call date. If the basket value on the last trading day prior to the date of our call notice is equal to or greater than the $1,000 call price, you will still have the right to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

                         If we notify you that we are calling the notes for shares of the basket stocks, the closing prices of the basket stocks may be lower on the call date, or the date that we value the shares for the cash payment, than they were on the last trading day before the date of our call notice, in which case, the value of the basket stocks that you receive on the call date for each note may be less than the $1,000 call price and principal amount of each note. Your continuing right to exercise your exchange right following our decision to call the notes for shares of the basket stocks allows you to shorten the period during which you are exposed to the risk that the prices of the basket stocks may decrease.

Basket stocks            The following table sets forth the basket stocks, the
                         ticker symbol for each basket stock, the exchange on which each basket stock is listed, the proportion of the initial basket value represented by the shares of each basket stock contained in the basket, the exchange ratio for each basket stock, the initial price of each basket stock used to calculate the respective exchange ratio and the aggregate value of the shares of each basket stock contained in the basket based upon those initial prices:

                                             Proportion           Initial
                                             of Initial           Price of
      Issuer of           Ticker              Basket   Exchange   Basket
     Basket Stock         Symbol   Exchange   Value     Ratio      Stock    Initial Value
----------------------- ---------- --------  --------- --------  ---------  -------------
Anadarko Petroleum         APC       NYSE      50.00%   6.65742  $ 68.06     $ 453.104
Corporation
Diamond Offshore           DO        NYSE      50.00%  12.36300  $ 36.65     $ 453.104
Drilling, Inc.

                         The exchange ratio for each basket stock is a number of shares calculated so that each basket stock represents an equal proportion of the initial basket value based on the initial prices of the basket stocks used to calculate the exchange ratios of the basket stocks.

                         The exchange ratio for each basket stock will remain constant for the term of the notes unless adjusted for certain corporate events relating to, or dividend payments by, the issuer of that basket stock. See "Description of Notes-Adjustments to the Exchange Ratios" in this pricing supplement.

The notes may become     Following certain corporate events relating to the
exchangeable into the    issuers of the basket stocks, such as a
common stock of          stock-for-stock merger where the issuer of a basket
companies other than     stock is not the surviving entity, you will be
the basket stocks        entitled to receive the common stock of a successor
                         corporation to the issuer of such basket stock upon an exchange or our call of the notes for shares of the basket stocks. Following certain other corporate events relating to the issuers of the basket stocks, such as a merger event where holders of shares of a basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, you will be entitled to receive the common stock of three companies in the same industry group as the issuer of such basket stock in lieu of, or in addition to, shares of such basket stock, upon an exchange or our call of the notes for shares of such basket stock. In the event of such a corporate event, the exchange feature of the notes would be affected. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called "Description of Notes-Adjustments to the Exchange Ratios." You should read this section in order to understand these and other adjustments that may be made to your notes.

Tax treatment            The notes will be treated as "contingent payment debt
                         instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called "Description of Notes-United States Federal
                         Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes.
                         In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including on the exercise of our call right), or at maturity, of the notes generally will be treated as ordinary income.
                         Please read carefully the section of this pricing supplement called "Description of Notes-United States
                         Federal Income Taxation" and the sections called
                         "United States Federal Taxation-Notes-Optionally
                         Exchangeable Notes" and "United States Federal
                         Taxation-Backup Withholding" in the accompanying prospectus supplement.

                         You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

MS & Co. will be the     We have appointed our affiliate MS & Co. to act as
Calculation Agent        calculation agent for JPMorgan Chase Bank, N.A., the
                         trustee for our senior notes. As calculation agent, MS
                         & Co. will determine the exchange ratio and calculate the number of shares of each basket stock, or, at our election, the cash value of those shares, that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the prices of the basket stocks and that we describe in the section of this pricing supplement called "Description of
                         Notes-Adjustments to the Exchange Ratios."

No affiliation with the  The issuers of the basket stocks are not affiliates of
issuers of the basket    ours and are not involved with this offering in any
stocks                   way. The obligations represented by the notes are
                         obligations of Morgan Stanley and not of the issuers of the basket stocks.

Where you can find more The notes are senior notes issued as part of our information on the notes Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 10, 2004. We describe the basic features of this type of note in the sections of the prospectus supplement called "Description of Notes-Fixed Rate Notes" and "-Exchangeable Notes."

                         Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the section of this pricing supplement called "Description of Notes" for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section of this pricing supplement called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us          You may contact your local Morgan Stanley branch
                         office or our principal executive offices at 1585
                         Broadway, New York, New York 10036 (telephone number
                         (212) 761-4000).

                         RISK FACTORS

     The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to maturity less   These notes pay interest at the rate of 0.25% of the
than interest on         principal amount per year. This interest rate is lower
ordinary notes           than the interest rate that we would pay on
                         non-exchangeable senior notes maturing at the same time as the notes. If you exchange your notes or we call the notes you will not receive any accrued but unpaid interest upon such exchange or call.


Secondary trading        There may be little or no secondary market for the
may be limited           notes. Although the notes have been approved for
                         listing on the American Stock Exchange LLC, which we refer to as the AMEX, it is not possible to predict whether the notes will trade in the secondary market.
                         Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the notes but is not required to do so. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your notes would likely be lower than if an active market existed.

Market price of the Several factors, many of which are beyond our control, notes may be influenced will influence the value of the notes in the secondary
by many unpredictable    market and the price at which MS & Co. may be willing
factors                  to purchase or sell the notes in the secondary market,
                         including:

                         o the trading price and relative performance of each of the basket stocks

                         o the volatility (frequency and magnitude of changes in price) of the basket stocks

                         o geopolitical conditions and economic, financial, political, regulatory or judicial events that affect stock markets generally and which may affect the issuers of the basket stocks and the trading price of the basket stocks

                         o   interest and yield rates in the market

                         o   the dividend rate on the basket stocks

                         o the time remaining until (1) you can exchange your notes for shares of the basket stocks, (2) we can call the notes (which can be on or after November 30, 2006) and (3) the notes mature

                         o   our creditworthiness

                         o the occurrence of certain events affecting a particular issuer of a basket stock that may or may not require an adjustment to its exchange ratio or to the basket

                         These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the closing prices of the basket stocks are at, below or not sufficiently above the prices of the basket stocks at pricing.

                         You cannot predict the future performance of the basket stocks based on their historical performance.

The inclusion of         Assuming no change in market conditions or any other
commissions and          relevant factors, the price, if any, at which MS & Co.
projected profit from    is willing to purchase notes in secondary market
hedging in the original  transactions will likely be lower than the original
issue price is likely    issue price, since the original issue price included,
to affect secondary      and secondary market prices are likely to exclude,
market prices            commissions paid with respect to the notes, as well as
                         the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Following our notice of  If we notify you that we are calling the notes for
a call of the notes,     shares of the basket stocks, the closing prices of the
the prices of the basket basket stocks may be lower on the call date, or the
stocks may decline       date that we value the shares for the cash payment,
prior to the call date   than they were on the last trading day before the date
                         of our call notice, in which case, the value of the basket stocks that you receive on the call date for each note may be less than the call price of $1,000.


Following our call of    If, after we have notified you that we are calling the
the notes for shares of  notes for shares of the basket stocks, any basket
the basket stocks, we    stock becomes subject to trading restrictions that
may deliver the cash     restrict our or any of our affiliates' abilities to
value of certain of such deliver such basket stock without registration, we
shares                   will deliver to you on the call date the cash value of
                         the shares of such basket stock, determined by the calculation agent based on the closing price of such basket stock on the third scheduled trading day prior to the call date, rather than shares of such basket stock.

Morgan Stanley is not    The issuers of the basket stocks are not affiliates of
affiliated with the      ours and are not involved with this offering in any
issuers of the basket    way. Consequently, we have no ability to control the
stocks                   actions of the issuers of the basket stocks, including
                         any corporate actions of the type that would require the calculation agent to adjust the exchange ratio for any of the basket stocks. The issuers of the basket stocks have no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes.
                         None of the money you pay for the notes will go to the issuers of the basket stocks.

Morgan Stanley may       We or our affiliates may presently or from time to
engage in business with time engage in business with the issuers of the basket or involving the issuers stocks without regard to your interests, including
of the basket stocks     extending loans to, or making equity investments in,
without regard to your   the issuers of the basket stocks or providing advisory
interests                services to the issuers of the basket stocks, such as
                         merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about the issuers of the basket stocks. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the issuers of the basket stocks. These research reports may or may not recommend that investors buy or hold shares of the basket stocks.

You have no shareholder  Investing in the notes is not equivalent to investing rights in the basket stocks. As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the basket stocks.

The notes may become     Following certain corporate events relating to the
exchangeable into the    basket stocks, such as a merger event where holders of
common stock of          shares of a basket stock would receive all or a
companies other than the substantial portion of their consideration in cash or
issuers of the basket    a significant cash dividend or distribution of
stocks                   property with respect to a basket stock, you will be
                         entitled to receive the common stock of three companies in the same industry group as the issuer of such basket stock in lieu of, or in addition to, such basket stock, upon an exchange or our call of the notes for shares. Following certain other corporate events, such as a stock-for-stock merger where the issuer of a basket stock is not the surviving entity, you will be entitled to receive the common stock of a successor corporation to the issuer of such basket stock upon an exchange or our call of the notes for shares. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called "Description of
                         Notes-Adjustments to the Exchange Ratios." The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the notes.

The adjustments to the   MS & Co., as calculation agent, will adjust the
exchange ratios the      exchange ratio for certain events affecting the basket
calculation agent is     stocks, such as stock splits, stock dividends and
required to make do not  certain cash dividends, and certain other corporate
cover every corporate    actions involving the issuers of the basket stocks,
event that could affect  such as mergers. However, the calculation agent will
the basket stocks        not make an adjustment for every corporate event or
                         every distribution that could affect the prices of the basket stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender offer or a partial exchange offer for such basket stock. If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the notes may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect any of the Basket
                         Stocks other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of those corporate events, but not with the aim of changing the relative investment risk.
                         The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes.

The economic interests   The economic interests of the calculation agent and
of the calculation agent other affiliates of ours are potentially adverse to and other affiliates of your interests. As calculation agent, MS& Co. will
ours are potentially     calculate how many shares of the basket stocks or the
adverse to your          equivalent cash amount you will receive in exchange
interests                for your notes and what adjustments should be made to
                         the exchange ratio for each basket stock to reflect certain corporate and other events. Determinations made by MS & Co., in its capacity as calculation agent, including adjustments to the exchange ratios, may affect the payment to you upon an exchange or call of the notes. See the section of this pricing supplement called "Description of Notes-Adjustments to the Exchange Ratios."

                         The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading      MS & Co. and other affiliates of ours have carried
activity by the          out, and will continue to carry out, hedging
calculation agent and    activities related to the notes, including trading in
its affiliates could     the basket stocks as well as in other instruments
potentially affect the   related to the basket stocks. MS & Co. and some of our
value of the notes       other subsidiaries also trade the basket stocks and
                         other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the prices of the basket stocks and, therefore, the prices at which the basket stocks must trade before the shares of the basket stocks for which you may exchange each note will be worth as much as or more than the principal amount of each note. Additionally, such hedging or trading activities during the term of the notes could potentially affect the price of the basket stocks and, accordingly, the value of the basket stocks or the amount of cash you will receive upon an exchange or call of the notes.

The notes will be        You should also consider the U.S. federal income tax
treated as contingent    consequences of investing in the notes. The notes will
payment debt instruments be treated as "contingent payment debt instruments" for U.S. federal income for U.S. federal income tax purposes, as described in
tax purposes             the section of this pricing supplement called
                         "Description of Notes-United States Federal Income
                         Taxation." Under this treatment, if you are a U.S.
                         taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including on the exercise of our call right), or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes-United States Federal Income Taxation" and the sections called "United States Federal
                         Taxation-Notes-Optionally Exchangeable Notes" and
                         "United States Federal Taxation-Backup Withholding" in the accompanying prospectus supplement.

                         You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as the tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                             DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of our 0.25% Exchangeable Notes due December 30, 2011 (Exchangeable for Shares of Common Stock of Two Oil Industry Companies). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount ..... $40,000,000

Maturity Date .................. December 30, 2011

Specified Currency ............. U.S. dollars

Issue Price .................... 100%

Original Issue Date
(Settlement Date) .............. November 30, 2004

CUSIP Number ................... 61746SBD0

Minimum Denominations .......... $1,000

Interest Rate .................. 0.25% per annum

Interest Payment Dates ......... Each June 30 and December 30, beginning
                                 June 30, 2005


Basket Value ................... The Basket Value on any date equals the sum of the products of the Closing Price and the Exchange Ratio for each Basket Stock, each as determined as of such date by the Calculation Agent.

Basket Stocks .................. The Basket Stocks are the two stocks set forth in the table below. The table also indicates the ticker symbol for each Basket Stock, the exchange on which each Basket Stock is listed, the proportion of the initial Basket Value represented by the shares of each Basket Stock, the Exchange Ratio with respect to each Basket Stock, the initial price of each Basket Stock used to calculate the respective Exchange Ratio and the aggregate value of the shares of each Basket Stock contained in the Basket based upon those initial prices.

                                            Proportion
                                            of Initial         Initial Price
                         Ticker              Basket    Exchange  of Basket   Initial
Issuer of Basket Stock   Symbol   Exchange    Value     Ratio     Stock       Value
------------------------ -------- --------- ---------- -------- ---------- ------------
Anadarko Petroleum         APC      NYSE       50.00%  6.65742  $ 68.06     $ 453.104
  Corporation
Diamond Offshore           DO       NYSE       50.00%  12.36300 $ 36.65     $ 453.104
  Drilling, Inc.

                                 If, as a result of any event described under "-Adjustments to the Exchange Ratios" below, the Notes are exchangeable into equity securities other than the shares of the issuers of the Basket Stocks, "Basket Stocks" shall include such other securities. For additional details on adjustments, see "-Adjustments to the Exchange Ratios" below.

Basket The Basket is initially composed of the common stock of two companies in the oil industry, and consists of a number of shares of each Basket Stock equal to the Exchange Ratio with respect to such Basket Stock.

Distribution at Maturity ....... On the Maturity Date, if the Notes have not been called, you will receive $1,000 in cash plus any accrued but unpaid interest in exchange for each Note as to which your Exchange Right has not been exercised.

Exchange Right ................. On any Exchange Date, you will be entitled, upon your

                                 o   completion and delivery to us and the
                                     Calculation Agent through your participant at The Depository Trust Company, New York, New York, which we refer to as DTC, of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. (New York City time) on such date and

                                 o   instruction to your broker or the
                                     participant through which you own your
                                     interest in the Notes to transfer your
                                     book entry interest in the Notes to the
                                     Trustee on our behalf on or before the
                                     Exchange Settlement Date (as defined
                                     below),

                                 to exchange each Note for a number of shares of each Basket Stock equal to the Exchange Ratio for that Basket Stock, as adjusted for certain corporate events relating to, or dividend payments by, the issuer of such Basket Stock. See "-Adjustments to the Exchange Ratios" below. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call Price (as defined below) as described under "-Morgan Stanley Call Right" below.

                                 Upon any exercise of your Exchange Right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest. Consequently, if you exchange your Notes so that the Exchange Settlement Date occurs during the period from the close of business on a Record Date (as defined below) for the payment of interest and prior to the next succeeding Interest Payment Date, the Notes that you exchange must, as a condition to the delivery of the shares of the Basket Stocks or cash to you, be accompanied by funds equal to the interest payable on the succeeding Interest Payment Date on the principal amount of Notes that you exchange.

                                 Upon any such exchange, we may, at our sole option, either deliver such shares of the Basket Stocks or pay an amount in cash equal to the Basket Value on the Exchange Date, as determined by the Calculation Agent, in lieu of such Basket Stocks.

                                 We will, or will cause the Calculation Agent to, deliver such shares of the Basket Stocks or cash to the Trustee for delivery to you on the third business day after the Exchange Date, upon delivery of your Notes to the Trustee. The "Exchange Settlement Date" will be the third business day after the Exchange Date, or, if later, the day on which your Notes are delivered to the Trustee.

                                 Since the Notes will be held only in book entry form, you may exercise your Exchange Right only by acting through your participant at DTC, the registered holder of the Notes. Accordingly, as a beneficial owner of Notes, if you desire to exchange all or any portion of your Notes you must instruct the participant through which you own your interest to exercise the Exchange Right on your behalf by forwarding the Official Notice of Exchange to us and the Calculation Agent as discussed above. In order to ensure that the instructions are received by us on a particular day, you must instruct the participant through which you own your interest before that participant's deadline for accepting instructions from their customers. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of Notes you should consult the participant through which you own your interest for the relevant deadline. All instructions given to us by participants on your behalf relating to the right to exchange the Notes will be irrevocable. In addition, at the time instructions are given, you must direct the participant through which you own your interest to transfer its book entry interest in the related Notes, on DTC's records, to the Trustee on our behalf. See "Forms of Securities-Global Securities" in the accompanying prospectus.

Minimum Exchange ............... If you exercise your Exchange Right, you must exchange at least 25 Notes (equivalent to $25,000 in aggregate principal amount) at a time; provided that you may exchange any number of Notes if you are exchanging all of your Notes.

Record Date .................... The Record Date for each Interest Payment Date
                                 (other than the Maturity Date) will be the close of business on the date 15 calendar days prior to such Interest Payment Date, whether or not that date is a Business Day.

No Fractional Shares ........... If upon any exchange or call of the Notes we deliver shares of the Basket Stocks, we will pay cash in lieu of delivering any fractional share of any Basket Stock in an amount equal to the corresponding fractional Closing Price of such Basket Stock as determined by the Calculation Agent on the applicable Exchange Date or on the second Trading Day immediately preceding the Call Date.


Exchange Ratio ................. The Exchange Ratio for each Basket Stock is set forth in the table above, subject to adjustment for certain corporate events relating to, or dividend payments by, the issuer of that Basket Stock. See "-Adjustments to the Exchange Ratios" below.

Exchange Date .................. Any Trading Day on which you have duly completed and delivered to us and the
                                 Calculation Agent, as described under
                                 "-Exchange Right" above, an official notice of exchange prior to 11:00 a.m., or if we receive it after 11:00 a.m., the next Trading Day; provided that such Trading Day falls during the period beginning December 22, 2004 and ending on the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to the Maturity Date, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price as described under "-Morgan Stanley Call Right" below, the Morgan Stanley Notice Date.

Morgan Stanley Call Right ...... On or after November 30, 2006 to and including the Maturity Date, we may call the Notes, in whole but not in part, for mandatory exchange into shares of each Basket Stock at the applicable Exchange Ratio; provided that, if the Basket Value on the Trading Day immediately preceding the Morgan Stanley Notice Date, as determined by the Calculation Agent, is less than the Call Price, we will pay the Call Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise your Exchange Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price), the Basket Stocks or cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of the Basket Stocks or cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the Notes following our exercise of the Morgan Stanley Call Right.

                                 Except in the case of a call for the cash Call Price as described above, until the fifth scheduled trading day prior to the Call Date, you will continue to be entitled to exchange the Notes and receive any amounts described under "-Exchange Right" above.

Morgan Stanley Notice Date ..... The scheduled Trading Day on which we issue our notice of mandatory exchange, which must be at least 15 but no more than 30 days prior to the Call Date.

Call Date ...................... The scheduled Trading Day on or after November
                                 30, 2006 or the Maturity Date (regardless of whether the Maturity Date is a scheduled Trading Day) as specified by us in our notice of mandatory exchange on which we will deliver shares of the Basket Stocks, cash equal to the Call Price of $1,000 per Note or, if applicable, the Subsequent Cash Payment to you for mandatory exchange.

Subsequent Cash Payment ........ If we have called the Notes in accordance with the Morgan Stanley Call Right (other than a call for the cash Call Price of $1,000 per
                                 Note), and on or after the Morgan Stanley
                                 Notice Date any Basket Stock becomes subject to a trading restriction under our trading restriction policies or the trading restriction policies of any of our affiliates that would restrict our ability or the ability of any of our affiliates to deliver such Basket Stock without registration, as determined by the Calculation Agent in its sole discretion, we will, in lieu of shares of such Basket Stock equal to the applicable Exchange Ratio, deliver on the Call Date the "Subsequent Cash Payment," which will be an amount of cash per Note equal to the value of the shares of such Basket Stock that would have been deliverable per Note on the Call Date based on the Closing Price of such Basket Stock and the applicable Exchange Ratio, each determined by the Calculation Agent as of the third scheduled Trading Day prior to the Call Date.

                                 If we deliver the Subsequent Cash Payment following our exercise of the Morgan Stanley Call Right for the Notes in lieu of delivering any Basket Stock, we will provide to the Trustee notice of our election on the second scheduled Trading Day prior to the Call Date. The Subsequent Cash Payment will be delivered to you on the Call Date set forth by us in our notice of mandatory exchange, together with the shares of the other Basket Stock, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the Notes with the Subsequent Cash Payment.

Call Price ..................... $1,000 per Note

Closing Price .................. The Closing Price for one share of a Basket
                                 Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

                                 o   if a Basket Stock (or any such other
                                     security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which such Basket Stock (or any such other security) is listed or admitted to trading,

                                 o   if a Basket Stock (or any such other
                                     security) is a security of the Nasdaq
                                     National Market (and provided that the
                                     Nasdaq National Market is not then a
                                     national securities exchange), the Nasdaq official closing price published by The Nasdaq Stock Market, Inc. on such day, or

                                 o   if a Basket Stock (or any such other
                                     security) is neither listed or admitted to trading on any national securities exchange nor a security of the Nasdaq National Market but is included in the OTC Bulletin Board Service (the "OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

                                 If a Basket Stock (or any such other security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day. If, because of a Market Disruption Event (as defined below) or otherwise, the last reported sale price or Nasdaq official closing price, as applicable, for a Basket Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the

                                 Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term "security of the Nasdaq National Market" will include a security included in any successor to such system, and the term "OTC Bulletin Board Service" will include any successor service thereto.

Trading Day .................... A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or Certificated
 Note .......................... Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities-Global Securities-Registered Global Securities" in the accompanying prospectus.

Senior Note or Subordinated
 Note .......................... Senior

Trustee ........................ JPMorgan Chase Bank, N.A. (formerly known as
                                 JPMorgan Chase Bank)

Agent for this Underwritten
 Offering of Notes ............. MS & Co.

Calculation Agent .............. MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                 Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or other antidilution adjustments or determining the Closing Price or whether a Market Disruption Event has occurred. See "-Adjustments to the Exchange Ratios" and "-Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.


Adjustments to the Exchange
 Ratios ........................ The Exchange Ratio with respect to any Basket
                                 Stock will be adjusted as follows:

                                 1. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio for such Basket Stock will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

                                 2. If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Exchange Ratio for such Basket Stock.

                                 3. There will be no adjustments to the Exchange Ratio for any Basket Stock to reflect cash dividends or other distributions paid with respect to such Basket Stock other than distributions described in paragraph 2 and clauses (i), (iv) and (v) of the first sentence of paragraph 4, Ordinary Dividend Adjustments and Extraordinary Dividends. "Extraordinary Dividend" means each of (a) the full amount per share of a Basket Stock of any cash dividend or special dividend or distribution that is identified by the issuer of a Basket Stock as an extraordinary or special dividend or distribution and (b) the full cash value of any non-cash dividend or distribution per share of such Basket Stock (excluding Marketable Securities, as defined in paragraph 4 below). Subject to the following sentence, if any cash dividend or distribution of such other property with respect to any Basket Stock includes an Extraordinary Dividend, the Exchange Ratio with respect to such Basket Stock will be adjusted on the ex-dividend date so that the new Exchange Ratio will equal the product of (i) the prior Exchange Ratio and (ii) a fraction, the numerator of which is the Base Closing Price (as defined below), and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend. If any Extraordinary Dividend is at least 35% of the Base Closing Price, then, instead of adjusting the Exchange Ratio, upon any exchange or, if we call the Notes and the Basket Value exceeds the principal amount per Note, upon our call of the Notes, the payment, upon an exchange or call of the Notes, will be determined as described in paragraph 4 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause (c)(ii) of paragraph 4 below. For each Basket Stock, "Base Closing Price" means the Closing Price of such Basket Stock on the Trading Day preceding the "ex-dividend date" (that is, the day on and after which transactions in such Basket Stock on an organized securities exchange or trading system no longer carry the right to receive the cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on any Basket Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 4 below shall cause an adjustment to the Exchange Ratio pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 4, as applicable.

                                 In the event of any change (whether positive or negative) on or after November 22, 2004 in the regular quarterly cash dividend payable to holders of a Basket Stock relative to its Base Dividend (as defined below), the Exchange Ratio with respect to such Basket Stock will be adjusted (an "Ordinary Dividend Adjustment") as of the related ex-dividend date for such quarterly cash dividend with respect to such Basket Stock so that the new Exchange Ratio will equal the prior Exchange Ratio plus an amount of shares of such Basket Stock equal to the Ordinary Dividend Adjustment Amount. The "Ordinary Dividend Adjustment Amount" will equal a fraction, the numerator of which is (x) the new regular quarterly cash dividend minus the Base Quarterly Dividend times (y) the prior Exchange Ratio, and the denominator of which is the Base Closing Price. The "Base Quarterly Dividend" means (i) with respect to Anadarko Petroleum Corporation, a quarterly dividend of $.14 per share and (ii) with respect to Diamond Offshore Drilling, Inc., a quarterly dividend of $.0625 per share.

                                 4. Any of the following shall constitute a Reorganization Event: (i) a Basket Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) the issuer of a Basket Stock has been subject to any merger, combination or consolidation and is not the surviving entity,
                                 (iii) the issuer of a Basket Stock completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Stock is liquidated, (v) the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of a Basket Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a "spinoff stock") or (vi) the issuer of a Basket Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock receive any equity security listed on a national securities exchange or traded on the Nasdaq National Market (a "Marketable Security"), other securities or other property, assets or cash (collectively "Exchange

                                 Property"), upon any exchange or upon our call of the Notes for shares of the Basket Stocks, the payment with respect to the $1,000 principal amount of each Note following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) will be determined in accordance with the following:

                                    (a) if a Basket Stock continues to be
                                    outstanding, such Basket Stock (if
                                    applicable, as reclassified upon the
                                    issuance of any tracking stock) at the
                                    Exchange Ratio in effect for such Basket
                                    Stock on the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

                                    (b) for each Marketable Security received in such Reorganization Event (each a "New Stock"), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for shares of the Basket Stock, the number of shares of the New Stock received with respect to one share of the Basket Stock multiplied by the Exchange Ratio for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the "New Stock Exchange Ratio"), as adjusted to the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for distributions described under clause
                                    (c)(i) below); and

                                    (c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the "Non-Stock Exchange Property"),

                                       (i) if the combined value of the amount
                                       of Non-Stock Exchange Property received
                                       per share of a Basket Stock, as
                                       determined by the Calculation Agent in
                                       its sole discretion on the effective date of such Reorganization Event (the "Non-Stock Exchange Property Value"), by holders of such Basket Stock is less than 25% of the Closing Price of such Basket Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, a number of shares of such Basket Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of such Basket Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Exchange Ratio for such Basket Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of that Basket Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Exchange Ratio in subparagraph (a) above and/or the New Stock Exchange Ratio in subparagraph (b) above, as applicable, or

                                       (ii) if the Non-Stock Exchange Property
                                       Value is equal to or exceeds 25% of the
                                       Closing Price of a Basket Stock on the
                                       Trading Day immediately prior to the
                                       effective date relating to such
                                       Reorganization Event or, if a Basket
                                       Stock is surrendered exclusively for
                                       Non-Stock Exchange Property (in each
                                       case, a "Reference Basket Event"), an
                                       initially equal-dollar weighted basket of three Reference Basket Stocks (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the Exchange Ratio in effect for such Basket Stock on the Trading Day immediately prior to the effective date of such Reorganization Event. The "Reference Basket Stocks" will be the three stocks with the largest market capitalization among the stocks that then comprise the S&P 500 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial
                                       Classification Code ("SIC Code") as the
                                       issuer of such Basket Stock; provided,
                                       however, that a Reference Basket Stock
                                       will not include any stock that is
                                       subject to a trading restriction under
                                       the trading restriction policies of
                                       Morgan Stanley or any of its affiliates
                                       that would materially limit the ability
                                       of Morgan Stanley or any of its
                                       affiliates to hedge the Notes with
                                       respect to such stock (a "Hedging
                                       Restriction"); provided further that, if three Reference Basket Stocks cannot be identified from the S&P 500 Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code as the issuer of such Basket Stock. Each Reference Basket Stock will be assigned a Reference Basket Stock Exchange Ratio equal to the number of shares of such Reference Basket Stock with a Closing Price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value, (b) the Exchange Ratio for such Basket Stock on the Trading Day immediately prior to the effective date of such Reorganization Event and (c) 0.3333333.

                                 Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 3 above or any Reorganization Event described in this paragraph 4, the Basket Value on any Trading Day determined by the Calculation Agent upon any exchange, call or at maturity of the Notes with respect to the $1,000 principal amount of each Note will be an amount equal to:

                                  (x) if applicable, the Closing Price of the
                                      Basket Stock times the Exchange Ratio for such Basket Stock; and

                                  (y) if applicable, for each New Stock, the
                                      Closing Price of such New Stock times the New Stock Exchange Ratio for such New Stock; and

                                  (z) if applicable, for each Reference Basket
                                      Stock, the Closing Price of such Reference
                                      Basket Stock times the Basket Stock
                                      Exchange Ratio for such Reference Basket
                                      Stock.

                                 In each case, the applicable Exchange Ratio
                                 (including for this purpose, any New Stock
                                 Exchange Ratio or Reference Basket Stock
                                 Exchange Ratio) will be determined, as
                                 applicable, upon any exchange, call or at maturity of the Notes.

                                 5. No adjustments to the Exchange Ratio will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of the Basket Stocks, including, without limitation, a partial tender or exchange offer for any Basket Stock. The Calculation Agent may, in its sole discretion, make additional changes to the Exchange Ratios upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, the Basket Stocks (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk.

                                                *     *     *

                                 For purposes of paragraph 4 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                 Following the occurrence of any Reorganization Event referred to in paragraphs 3 or 4 above,
                                 (i) references to "Basket Stock" under "-No
                                 Fractional Shares," "-Closing Price" and
                                 "-Market Disruption Event" shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to "Basket Stock" shall be deemed to refer to the Exchange Property received with respect to such Basket Stock into which the Notes are thereafter exchangeable and references to a "share" or "shares" of a Basket Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires. The New Stock Exchange Ratio(s) or Reference Basket Stock Exchange Ratios resulting from any Reorganization Event described in paragraph 4 above or similar adjustment under paragraph 3 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

                                 No adjustment to any Exchange Ratio will be required unless such adjustment would require a change of at least .1% in such Exchange Ratio. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Ratios and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 3 or 4 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                 The Calculation Agent will provide information as to any adjustments to any Exchange Ratio upon written request by any investor in the Notes.

                                 If you exercise your Exchange Right and we elect to deliver shares of the Basket Stocks or if we call the Notes for shares of the Basket Stocks, the Calculation Agent will continue to make such adjustments until, but not beyond, the close of business on the Exchange Date or the third Trading Day prior to the Call Date, as applicable.

Market Disruption Event ........ "Market Disruption Event" means, with respect to any Basket Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on such Basket Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to such Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
 in Case of an Event of
 Default........................ In case an event of default with respect to the
                                 Notes shall have occurred and be continuing, the amount declared due and payable per Note upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the principal amount of the Note plus any accrued and unpaid interest at the Interest Rate to but not including the date of acceleration; provided that if (x) an investor in a Note has submitted an Official Notice of Exchange to us in accordance with the Exchange Right or (y) we have called the Notes, other than a call for the cash Call Price, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration with respect to the principal amount of Notes (i) for which such Official Notice of Exchange has been duly submitted or
                                 (ii) that have been called shall be an amount in cash per Note exchanged or called equal to the Basket Value, determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued and unpaid interest thereon; provided further that if we have called the Notes for the cash Call Price, in accordance with the Morgan Stanley Call
                                 Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note equal to the Call

                                 Price and shall not include any accrued and unpaid interest thereon. See "-Call Price" above.

Basket Stocks;
Public Information ............. Each of the issuers of the Basket Stocks is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by each of the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its Commission file number, set forth below. In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                 Anadarko Petroleum Corporation is engaged in the exploration, development, production and marketing of natural gas, crude oil, condensate and natural gas liquids (NGLs). Its Commission file number is 1-8968.

                                 Diamond Offshore Drilling, Inc. engages
                                 principally in the contract drilling of
                                 offshore oil and gas wells. Its Commission file number is 1-13926.

                                 This pricing supplement relates only to the Notes offered hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks. We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading prices of the Basket Stocks (and therefore the initial Basket Value and the Exchange Ratios) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                 Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the Basket as a whole.

                                 We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Stocks, and these reports may or may not recommend that investors buy or hold the Basket Stocks. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information ......... The following table sets forth the published high and low Closing Prices for each Basket
                                 Stock during 2001, 2002, 2003 and during 2004 through November 22, 2004. The Closing Price of Anadarko Petroleum Corporation common stock on November 22, 2004 was $68.29 and the Closing Price of Diamond Offshore Drilling, Inc. on November 22, 2004 was $36.80. We obtained the Closing Prices and other information listed below from Bloomberg Financial Markets, without independent verification. You should not take the historical prices of the Basket Stocks as an indication of future performance. We cannot give any assurance that the price of any one or more of the Basket Stocks or the Basket Value as a whole will increase sufficiently so that you will receive an amount in excess of the Issue Price or of the principal amount of the Notes on any Exchange Date or Call Date.

    Anadarko Petroleum
       Corporation
---------------------------           High         Low       Dividends
(CUSIP 032511107)                  ----------   ----------   ----------
2001
First Quarter.......................$ 72.99      $ 54.63      $ .05
Second Quarter......................  69.00        53.40        .05
Third Quarter.......................  59.75        44.05        .05
Fourth Quarter......................  60.44        47.45        .075
2002
First Quarter.......................  58.29        46.85        .075

    Anadarko Petroleum
       Corporation                    High         Low       Dividends
---------------------------        ----------   ----------   ----------
Second Quarter......................  58.01        46.86        .075
Third Quarter.......................  49.22        38.00        .075
Fourth Quarter......................  49.92        42.13        .10
2003
First Quarter.......................  48.87        42.24        .10
Second Quarter......................  49.95        44.17        .10
Third Quarter ......................  45.05        40.49        .10
Fourth Quarter .....................  51.29        41.35        .14
2004
First Quarter ......................  53.00        48.65        .14
Second Quarter .....................  59.55        50.85        .14
Third Quarter ......................  66.81        55.53        .14
Fourth Quarter (through
  November 22, 2004) ...............  71.05        65.93        .14

     Diamond Offshore
      Drilling, Inc.                  High         Low       Dividends
      --------------               ----------   ----------   ----------
(CUSIP 25271C102)
2001
First Quarter.......................$ 45.04      $ 34.75      $ .125
Second Quarter......................  43.92        33.03        .125
Third Quarter.......................  33.50        23.43        .125
Fourth Quarter......................  31.41        24.20        .125
2002
First Quarter.......................  31.76        26.00        .125
Second Quarter......................  34.74        28.50        .125
Third Quarter.......................  28.45        18.70        .125
Fourth Quarter......................  23.25        17.90        .125
2003
First Quarter.......................  22.53        19.40        .125
Second Quarter......................  23.62        18.64        .125
Third Quarter.......................  21.53        18.50        .125
Fourth Quarter......................  20.70        17.15        .0625
2004
First Quarter.......................  26.63        20.48        .0625
Second Quarter......................  24.53        21.55        .0625
Third Quarter.......................  32.99        22.89        .0625
Fourth Quarter (through
  November 22, 2004) ...............  37.12        32.06        .0625

                                 We make no representation as to the amount of dividends, if any, that any issuers of the Basket Stocks will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the Basket Stocks.

Use of Proceeds and Hedging .... The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                 On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in the Basket Stocks. Such purchase activity could potentially have increased the price of the Basket Stocks and, therefore, the price at which the Basket Stocks must trade before you would receive an amount of the Basket Stocks worth as much as or more than the principal amount of the Notes on any Exchange Date or Call Date. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling the Basket Stocks, options contracts on the Basket Stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that we will not affect such price as a result of our hedging activities, and, therefore, adversely affect the value of the Basket Stocks or the amount of cash you will receive upon an exchange or call or at maturity of the Notes.

Supplemental Information
  Concerning Plan of
  Distribution ................. Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. There will be no concession to other dealers. After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

                                 We expect to deliver the Notes against payment therefor in New York, New York on November 30, 2004, which will be the fifth Business Day following the date of this pricing supplement and of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next succeeding Business Day will be required, by virtue of the fact that the Notes initially will settle in five Business Days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

                                 In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or any of the Basket Stocks. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the

                                 Notes, for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or any of the Basket Stocks in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "-Use of Proceeds and Hedging" above.

ERISA Matters for Pension Plans
 and Insurance Companies ....... Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                 In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may be each considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                 The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                 Because we may be considered a party in
                                 interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase, holding or disposition is otherwise not
                                 prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of
                                 Section 406 of ERISA or Section 4975 of the
                                 Code or (b) its purchase, holding and
                                 disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                                 Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                                 In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA or insurance companies deemed to be investing ERISA plan assets (or other governmental or church plans subject to similar regulation, as described above) purchasing the Notes should also consider the possible implications of owning the Basket Stocks upon call or exchange of the Notes (other than in the case of a call of the Notes for the cash Call Price or an exchange with respect to which we elect to pay cash). Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal
  Income Taxation .............. The Notes are optionally exchangeable notes as discussed under "United States Federal
                                 Taxation-Notes-Optionally

                                 Exchangeable Notes" in the accompanying
                                 prospectus supplement and will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. Investors should refer to that discussion for a full description of the U.S. federal income tax consequences of ownership and disposition of a contingent payment debt instrument.

                                 In summary, U.S. taxable investors will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that such yield will be higher than the yield provided by the interest actually paid on the Notes. As a result, U.S. taxable investors generally will be required to pay taxes annually on the amount of accrued OID, but will not be required to include separately in income the semi-annual coupons received. In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including on the exercise of the Morgan Stanley Call Right), or at maturity, of the Notes will generally be treated as ordinary income. Further, U.S. taxable investors will not be required to recognize gain or loss with respect to the Notes on the occurrence of a Reorganization Event.

                                 The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument without contingencies but with terms otherwise similar to those of the Notes or the applicable federal rate, whichever is greater (the "comparable yield"), and is determined at the time of the issuance of the Notes. We have determined that the "comparable yield" is an annual rate of 4.4274% compounded semiannually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $1,000) consists of the semi-annual coupons and an amount equal to $1,343.0847 due at maturity.

                                 The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. taxable investors' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                                                         ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE

                                         Dated:  [On or after December 22, 2004]

Morgan Stanley                          Morgan Stanley & Co. Incorporated, as
1585 Broadway                           Calculation Agent
New York, New York 10036                1585 Broadway
                                        New York, New York 10036
                                        Fax No.: (212) 507-5742


Dear Sirs:

     The undersigned holder of the Global Medium Term Notes, Series F, Senior Fixed Rate Notes, 0.25% Exchangeable Notes due December 30, 2011 (Exchangeable for Shares of Common Stock of Two Oil Industry Companies) of Morgan Stanley (CUSIP No. 61746SBD0) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is on or after December 22, 2004 and is no later than the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to December 30, 2011, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price, the Morgan Stanley Notice Date, the Exchange Right as described in Pricing Supplement No. 10 dated November 22, 2004 (the "Pricing Supplement") to the Prospectus Supplement dated November 10, 2004 and the Prospectus dated November 10, 2004 related to Registration Statement No. 333-117752. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Morgan Stanley will deliver, at its sole option, shares of common stock of two oil industry companies or cash on the third business day after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Notes), (ii) it will cause the principal amount of Notes to be exchanged to be transferred to the Trustee on the Exchange Settlement Date and (iii) the principal amount of Notes to be exchanged pursuant to this notice is equal to or greater than $25,000, unless the Notes identified for exchange hereby constitute the undersigned's entire holding of Notes.

     If the Exchange Settlement Date for this exchange falls after a Record Date and prior to the succeeding Interest Payment Date, the undersigned will deliver to the Trustee on the Exchange Settlement Date an amount of cash equal to the interest payable on the succeeding Interest Payment Date with respect to the principal amount of Notes to be exchanged. The amount of any such cash payment will be determined by the Calculation Agent and indicated in its acknowledgment of this Official Notice of Exchange.

                                          Very truly yours,

                                          __________________________________
                                          [Name of Holder]


                                          By:_______________________________

                                             [Title]

                                          __________________________________
                                          [Fax No.]

                                          $_________________________________
                                           Principal Amount of Notes to be
                                           surrendered for exchange

Receipt of the above Official
Notice of Exchange is hereby acknowledged
MORGAN STANLEY, as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By:_______________________________________________________
   Title:

Date and time of acknowledgment


Accrued interest, if any, due upon
surrender of the Notes for exchange:  $___________________


                                      A-2